Exhibit 99.2

Blue Water Vaccines Announces Closing of Initial Public Offering

CINCINNATI, OH, February 23, 2022 (GLOBE NEWSWIRE) -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or the “Company”), a biopharmaceutical company developing vaccines, today announced the closing of its initial public offering of 2,222,222 shares of its common stock at a public offering price of $9.00 per share. The shares began trading on the Nasdaq Capital Market under the ticker symbol “BWV” on February 18, 2022.

The aggregate gross proceeds to BWV from the initial public offering were approximately $20 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses.

Boustead Securities, LLC acted as the sole book-running manager for the offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on February 11, 2022. A final prospectus relating to this offering was filed with the Securities and Exchange Commission on February 22, 2022. The offering was made only by means of a prospectus, copies of which may be obtained from; Boustead Securities, LLC, Attention: Prospectus Department, 6 Venture, Suite 325, Irvine, CA 92618, or by telephone at 949-502-4408 or by email at offerings@boustead1828.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bluewater Vaccines

Blue Water Vaccines, Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center (CCHMC), and St. Jude Children’s Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains and a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. Additionally, Blue Water Vaccines has licensed a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from CCHMC to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria among others. For more information, visit www.bluewatervaccines.com.

Contacts:

Investors:
Blue Water Vaccines
Email:  Investors@bluewatervaccines.com

Media:
Olipriya Das
Email: olipriya.das@russopartnersllc.com